Exhibit 23.11
PHYSICIAN CLINICAL STUDY CONSENT
I consent to the inclusion in this Registration Statement of Oculus Innovative Sciences, Inc., on Form S-1, of my name and the findings of my physician clinical study or studies or the disclosure of my ongoing study or studies.

/s/ Andrew Boulton

Name: Andrew Boulton, M.D.

Dated: August 30, 2006